Filed Pursuant to Rule 433
Registration No. 333-234425
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due December 21, 2026
Term Sheet to Preliminary Pricing Supplement dated November 29, 2022
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlying Stocks:	The common stock of Apple Inc., the common stock of Amazon.com, Inc. and the class A common stock of Alphabet Inc.
Pricing Date*:	December 16, 2022
Issue Date*:	December 21, 2022
Maturity Date*:	December 21, 2026
Denominations:	$1,000 and any integral multiple of $1,000.
Lowest Performing Underlying Stock:	The Underlying Stock with the lowest Stock Return.
Stock Return:	With respect to an Underlying Stock, the percentage change from its Starting Price to its Ending Price, measured as follows: Ending Price — Starting Price Starting Price
Starting Price:	For each Underlying Stock, its stock closing price on the Pricing Date.
Ending Price:	For each Underlying Stock, its stock closing price on the Calculation Day.
Threshold Price:	For each Underlying Stock, 75% of its Starting Price.
Upside Participation Rate:	At least 203% (to be determined on the Pricing Date)
Maturity Payment Amount (per Security):
●
if the Ending Price of the Lowest Performing Underlying Stock is greater than or equal to its Starting Price: $1,000 plus:
$1,000 × Stock Return of Lowest Performing Underlying Stock × Upside Participation Rate
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if the Ending Price of the Lowest Performing Underlying Stock is less than or equal to its Starting Price, but greater than or equal to its Threshold Price: $1,000; or
●
if the Ending Price of the Lowest Performing Underlying Stock is less than its Threshold Price:
$1,000 + ($1,000 × Stock Return of Lowest Performing Underlying Stock)

Calculation Day*:	December 14, 2026
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	3.125%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.25% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09709VBM7
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change
** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services
Hypothetical Payout Profile***

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
203% of Lowest Performing Stock Return
25% contingent downside
Lowest Performing Stock Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Lowest Performing Stock Return

*** prepared for purposes of illustration only; assumes an Upside Participation Rate equal to the lowest possible Upside Participation Rate that will be determined on the Pricing Date.
If the Ending Price of the Lowest Performing Underlying Stock is less than its Threshold Price, you will have full downside exposure to the decrease in the price of the Lowest Performing Underlying Stock from its Starting Price and will lose more than 25%, and possibly all, of the principal amount of your Securities at maturity.
The initial estimated value of the Securities as of the pricing date is expected to be between $900.00 and $950.00 per Security, which is less than the public offering price . The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-7 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-17 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000148105722004340/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-7 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

●
Your investment may result in a loss; there is no guaranteed return of principal.
●
The Maturity Payment Amount will not reflect changes in the price of the Underlying Stocks other than on the Calculation Day.
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The Securities do not bear interest.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Maturity Date may be postponed if the Calculation Day is postponed.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the stock closing price of one Underlying Stock is always greater than or equal to its Threshold Price.
●
Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●
BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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The Securities may become linked to the common stock of a company other than an original Underlying Stock Issuer.
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We cannot control actions by an Underlying Stock Issuer.
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We and our affiliates have no affiliation with any Underlying Stock Issuer and have not independently verified any public disclosure of information.
●
You have limited anti-dilution protection.
●
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated November 29, 2022, Product Supplement No. WF-1 dated September 9, 2022 and the Prospectus Supplement and Prospectus each dated December 31, 2019 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.